EXHIBIT 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Health Sciences Acquisitions Corporation 2

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Common Stock, par value $0.0001 per share(3)	457(f)(2)	11,100,000	--	20,847.33	0.0001102	$2.30

			Total Offering Amounts		-	$20,847.33	0.0001102	2.30
Fees Previously Paid			Total Fees Previously Paid					--
			Net Fee Due					2.30

(1)

Represents shares of American Acquisition Opportunity Inc. Common Stock to be issued pursuant to the terms of the Agreement and Plan of Merger dated June 28, 2022, as amended, by and among American Acquisition Opportunity Inc., a Delaware corporation, Royalty Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of American Acquisition Opportunity Inc. and Royalty Management Corporation, an Indiana corporation pursuant to which Royalty Merger Sub, Inc. will merge with and into Royalty Management Corporation with Royalty as the surviving corporation and all of the outstanding share of Royalty Common Stock will be exchanged for 11,100,000 shares of American Acquisition Opportunity Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Royalty is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Merger. The aggregate par value of the common stock at September 30, 2022 was $62,542.

(3)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.